Exhibit 10.1

July 20, 2011

Stephen Gibbs

Dear Stephen,

Welcome to the Green Mountain Coffee Roasters (GMCR) Enterprise Team! You will be joining our company at an exciting time. We are recognized as an industry leader for our award-winning coffees, innovative brewing technology and socially responsible business practices. We are proud of our great customers, products, services, and talented employees. And now we are excited that you are joining us to add your skills, experiences and creative ideas to our team.

We are very pleased to offer you the position of Vice President and Chief Accounting Officer, reporting to Fran Rathke. We anticipate your first day of employment will by August 22, 2011.

Your compensation is comprised of an annual base salary of $330,000 (less applicable tax and withholdings) paid in bi-weekly increments. You will also be entitled to participate in the Short-Term Incentive Program (“STIP”) under the Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan beginning Fiscal Year 2012. Your target bonus for FY2012 will be 50% of your base salary. The Program’s annual performance metrics are based on specific financial targets.

You will also be eligible to participate in our FY 2012 long term incentive plan at a rate of 70% of your base salary. In Fiscal Year 2011, the long term incentive portion of our incentive plan was a stock option grant calculated using the Black-Scholes value of our stock. Generally, our stock options vest at a rate of 25% per year, over four years and grants are made in March of each year.

As part of our offer, and to help you transition to GMCR, it is our intent that, on your first day of employment, you will be granted an option grant equivalent to $330,000 based on the Black-Scholes valuation and the closing price of our stock on that day. This grant is a non-qualified option and will vest over four years at 25% per year.

You are also eligible for a one time sign-on bonus of $70,000 (less applicable tax and withholdings) to be paid within thirty days of you joining. Should you leave the company within twelve months of your hire date, you must reimburse the sign-on bonus to GMCR.

You are also eligible for a one time lump sum transition payment of $50,700 (less applicable tax withholdings) to be paid within thirty days of you joining GMCR. Should you leave the company within twelve months of your hire date, you must reimburse the company for this $50,700.

The employee will use the Relocation Department for coordination of home sale and movement of household goods. Please contact Barbara Basso at the Relocation Department at to begin this process.

The employee is required to allow the Relocation Department to make the first call to the Realtors of employee’s choice. Upon the sale of your home, GMCR will reimburse you for the selling costs, including the customary real estate commission, as well as any one-time customary closing costs. This reimbursement will be subject to taxes and withholding. The employee may elect to use the Guaranteed Sale/Buyer Value Option- Company buys former home based when a bona fide, non- contingent sale is presented to determine value. One fee appraisal ordered for listing guidelines. Seller’s costs, including customary real estate commission, as well as the one-time customary closing costs are paid.

Upon the sale of your home, GMCR will reimburse you for the reasonable and customary documented expenses incurred in moving your household including packing, unpacking, van transportation, insurance at replacement value, storage of household goods up to 30 days, and the shipment of one car to Vermont, as administered by our supplier, and approved by the CHRO.

GMCR will reimburse (less applicable tax and withholding) 50% of the documented loss on your home sale up to a maximum of $75,000.

The employee move must be completed with one year of hire in order to be eligible for reimbursement of home sale and movement of household goods expenses.

You will be a Participant in the Green Mountain Coffee Roasters, Inc. 2008 Change-In-Control Severance Benefit Plan, a copy of which you can find on the S.E.C’s website as an exhibit to our Form 10-K.

All employment with GMCR is on an “at-will” basis. At-will employment means just as you are free to resign at any time, with or without reason, and with or without prior notice, GMCR is free to end your employment at any time, with or without cause or reason, and with or without prior notice. Nothing in this letter is intended to change your “at-will” employment status.

If your employment is terminated by the GMCR other than for gross misconduct, you shall receive six (6) months of base salary continuation as severance. To receive severance benefits, you will be required to sign and return to us a general release of claims in a reasonable and customary form we will provide within five business days following such termination of employment (the “release”).

As a new full-time employee, you become eligible to participate in GMCR’s benefit programs on the first day of the month, following 30 days of employment. Full-time benefits include Health, Dental, Vision and Life Insurances, Flexible Spending Plan, 401(k) and Employee Stock Purchase Plans. Specific details on the benefits plans and eligibility criteria will be provided to you during Orientation. GMCR agrees to reimburse you for your COBRA premium during the GMCR waiting period of the first day of the month following 30 days of employment.

On your first day of employment, you will accrue Combined Time Off (CTO) at a rate of 8.6 hours per paycheck. This is equivalent to 224 hours annually.

Enclosed is a packet of information describing GMCR’s orientation program. We encourage you to look through this packet to become familiar with the forms it contains. Please bring this packet to Orientation, with the following forms read and signed:

•	New Employee Form

•	W-4

•	W-4VT – if you are a Vermont resident

•

Form I-9, Employment Eligibility Verification – please also bring the required identification. Please see page 4 of the form for a list of acceptable documents. If you are unable to present the required documents, you will not be able to commence employment with GMCR until you provide the required documents. Additionally, we will need to make a copy of your Social Security card for payroll purposes.

•	Employee Direct Deposit Authorization Agreement (if you are interested in using this service)

•	Interoffice Memo regarding Confidentiality

•	Our Code of Ethics

•	Insider Trading Policy

Please feel free to call me at 802-822-2190 if you have any questions prior to your first day. I am delighted to have you join the GMCR team and I look forward to working with you.

Sincerely,

/s/ Linda Longo-Kazanova

Linda Longo-Kazanova

Vice President and Chief Human Resources Officer